SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934

Filed by the registrant |X|
Filed by a party other than the registrant |_|


Check the appropriate box:
|_|      Preliminary proxy statement
|_| Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive proxy statement
|_|      Definitive additional materials
|_|      Soliciting material pursuant to Rule 14a-12


                             ALGIERS BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

|X|    No fee required.
|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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                                       N/A
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                                       N/A
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(3) Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:
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|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
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

                              ALGIERS BANCORP, INC.
                             # 1 Westbank Expressway
                          New Orleans, Louisiana 70114
                                 (504) 367-8221


                                  June 12, 2001


To Our Stockholders:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Algiers Bancorp, Inc. The meeting will be held at the Branch Office of Algiers Bank & Trust, at 2021 Carol Sue Avenue, Terrytown, Louisiana, 70056, on Friday, July 6, 2001, at 10:00 a.m., C.D.T.

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe in detail the formal business to be acted upon at the Annual Meeting, including the election of two directors, a shareholder proposal, the ratification of the appointment of the Company's independent auditors and such other business as may properly come before the meeting or any adjournment thereof.

     The Board has nominated John H. Gary, III and Thu Dang for election to the Board and urges you to vote for their election.

     It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

     Your continued support of, and interest in, Algiers Bancorp, Inc. are sincerely appreciated.

                                                    Sincerely,

                                                    /s/ Eugene J. Harris

                                                    Eugene J. Harris
                                                    President

                              ALGIERS BANCORP, INC.
                             # 1 Westbank Expressway
                          New Orleans, Louisiana 70114
                                 (504) 367-8221

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of Algiers Bancorp, Inc.:

     The annual meeting of stockholders of Algiers Bancorp, Inc. (the "Company") will be held at the Branch Office of Algiers Bank & Trust, 2021 Carol Sue Avenue, Terrytown, Louisiana 70056, on Friday, July 6, 2001, at 10:00 a.m., local time, to consider and take action upon the following matters:

          (1) To elect two directors to hold office for three years or until their successors have been elected and qualified;

          (2) To consider and vote upon a non-binding shareholder proposal;

          (3) To ratify the appointment of LaPorte, Sehrt, Romig & Hand, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 2001; and

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock at the close of business on June 4, 2001, are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

     You are cordially invited to attend the annual meeting.

     Even if you plan to be present, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. If you attend the meeting, you may vote either in person or by proxy. A proxy may be revoked at any time prior to the voting thereof.


                                      By Order of the Board of Directors

                                      /s/ Janice H. Ray

                                      Janice H. Ray, Secretary



New Orleans, Louisiana
June 12, 2001

                              ALGIERS BANCORP, INC.
                             # 1 Westbank Expressway
                          New Orleans, Louisiana 70114
                                 (504) 367-8221


                                 PROXY STATEMENT


     This Proxy Statement is furnished to holders of common stock, par value $.01 per share ("Common Stock"), of Algiers Bancorp, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies for use at the annual meeting of stockholders of the Company to be held on July 6, 2001, at the time and place set forth in the accompanying notice and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement is first being mailed to stockholders on or about June 12, 2001.

     Each proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted on each of the matters in the manner described herein and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

     The enclosed may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked with respect to any matter on which the stockholder votes in person at the Annual Meeting.
Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

Voting and Required Votes

     Only stockholders of record at the close of business on June 4, 2001 ("Record Date") will be entitled to vote at the Annual Meeting. On the Record Date, there were 506,348 shares of Common Stock outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock outstanding is entitled to one vote at the Annual Meeting on each matter properly presented at the Annual Meeting, except that the Articles of Incorporation of the Company prohibit any stockholder, other than a Company-established employee benefit plan, or trustee of such plan, from voting any shares of Common Stock that it holds in excess of 10% of the outstanding Common Stock. See "Principal Stockholders."

     Directors are elected by a plurality of the votes cast provided a quorum is present. A quorum consists of stockholders representing, either in person or by proxy, a majority of the outstanding Common Stock entitled to vote at the meeting. Abstentions are considered in determining the presence of a quorum, but will not affect the plurality vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to approve the shareholder proposal and to ratify the appointment of the independent auditors. Because of the required vote, abstentions will have the effect of a vote against these proposals. Under rules applicable to broker-dealers, the proposals regarding the election of directors and the ratification of the auditors are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. As a result, there will not be any "broker non-votes" on the proposals.

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

General

     The Bylaws of the Company provide that the Board of Directors shall initially consist of five members and that the Board of Directors, by majority vote, may increase or decrease the number of directors at any time. The Board of Directors, acting in accordance with the Bylaws, has subsequently increased this number to seven members. The Articles of Incorporation of the Company require that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years or until their successors are elected and qualified. One class of directors is to be elected annually. There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected a director, and no director or nominees for director is related to any other director, nominees for director or executive officer of the Company by blood, marriage or adoption, except that Janice Ray is the sister of Hugh E. Humphrey, III.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why either of the nominees listed below may not be able to serve as a director if elected.

Information about Nominees, Directors and Executive Officers

     You are being asked to elect two individuals as Directors. These individuals, if they are elected by the shareholders, will serve as Directors of the Company until the 2004 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified.

     The individuals who have been nominated for election at the Annual Meeting are listed below under the caption "Directors Nominated to Serve Until the 2004 Annual Meeting." Each nominee is currently a Director of the Company. Each of these individuals was elected by the shareholders at previous annual meetings.

     The information included below also contains biographical and other data concerning Directors whose terms of office continue after this year's Annual Meeting.

Directors Nominated to Serve Until the 2004 Annual Meeting

          John H. Gary, III, age 43, has been a Director of Algiers Bank & Trust since 1991 and a Director of the Company since 1996. Mr. Gary has been president of Gary Enterprises, Inc., a convention promoter in New Orleans, Louisiana since 1988.

          Thu Dang, age 57, has been a Director of Algiers Bank & Trust since 1991 and Director of the Company since 1996. Mr. Dang is a self-employed realtor with Real Estate Showcase in New Orleans, Louisiana since 1978.

Directors Whose Terms Continue After the 2001 Annual Meeting

          Directors Whose Terms Continue Until the 2002 Annual Meeting
          ------------------------------------------------------------

          Eugene J. Harris, age 60, joined the board of directors of Algiers Bank & Trust in 2000 and became a Director, President and Chief Executive Officer of the Company in March of 2001. Mr. Harris also serves as President and Chief Executive Officer of Algiers Bank & Trust. Mr. Harris was Senior Vice President and Chief Administrative Officer of First Bank and Trust from 1996 to 2000, Vice President and Investment Representative of Deposit Guaranty Investments, Inc. from September 1993 to September 1996, Vice President of First National Bank of Commerce from December 1992 to September 1993, and President and Senior Vice President of Investors Bank & Trust Co. from June 1984 to November 1992.

          Francis M. Minor, Jr., age 57, has been a Director of the Company and Algiers Bank & Trust since 2000, and has served as Executive Vice-President of the Company Algiers Bank & Trust since November of 2000. Mr. Minor served as Acting President and Chief Executive Officer of the Company from March 2000 to November 2000, and from August 1997 to March 2000 served as Chief Operating Officer of the Company and Algiers Bank and Trust. Mr. Minor was a Field Accountant with Gibbs Construction Co. from March 1997 to August 1997, and was a self-employed accountant from 1993 to March 1997.

          Hugh E. Humphrey, III, age 49, was a Director of Algiers Bank & Trust from 1984 until October of 2000 and has been a Director of the Company since 1996. Mr. Humphrey is a self-employed realtor with Real Estate Showcase in New Orleans since 2000, and he served as Vice-President, loan and compliance officer of Algiers Bank & Trust from 1990 to the fall of 2000.

          Directors Whose Terms Continue Until the 2003 Annual Meeting
          ------------------------------------------------------------

          Janice Ray, age 42, has been a Director of the Company and Algiers Bank & Trust since 2000. Ms. Ray serves as Secretary and Treasurer of the Company and of Algiers Bank & Trust and is the manager of Planet Mortgage, L.L.C., a subsidiary of the Company, since August 1999. Ms. Ray has been Manager with Real Estate Showcase since 1994.

          Thomas M. Arnold, Sr., age 57, serves as Chairman of the Board of the Company and has been a Director of the Company and of Algiers Bank & Trust since 1997. Mr. Arnold is Assessor of the Fifth District, Parish of Orleans, Algiers, Louisiana.

                             STOCKHOLDER NOMINATIONS

     Article 6.F of the Company's Articles of Incorporation governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board, to be made in compliance with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual meeting. The Articles of Incorporation set forth specific requirements with respect to stockholder nominations.

                  BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Regular meetings of the Board of Directors are held on at least a monthly basis and special meetings of the Board of Directors are held from time-to-time as needed. During 2000, the Board of Directors held twelve (12) meetings. During 2000, each director attended at least seventy-five (75%) percent of the aggregate number of meetings held during 2000 of the Board and committees of which he was a member.

     The full Board of Directors of the Company serves as the Nominating Committee and met one time during 2000 in such capacity. Although the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from stockholders of the Company. Article 6.F of the Company's Articles of Incorporation provides certain procedures which stockholders must follow in making director nominations. No such stockholder nominations have been received for the Annual Meeting.

     The Board of Directors has an Audit Committee, but does not have a compensation committee. The Audit Committee, whose current members are Messrs. Dang, Gary and Arnold, reviews (i) the independent auditors' reports and results of their examination, subject to review by and with the entire Board of Directors, (ii) the internal audit function, which is under the control of and reports directly to the Audit Committee, and (iii) the examination reports of the federal banking agencies and other regulatory reports, subject to review by and with the entire Board of Directors. The Audit Committee, which has not adopted a written charter, met one time during 2000.

                            COMPENSATION OF DIRECTORS

     Algiers Bancorp, Inc. pays no salaries or other compensation to its directors or to its executive officers. Algiers Bank & Trust, however, compensates its directors.

     During the year ended December 31, 2000, each member of the Board of Directors who was also not an employee of Algiers Bank & Trust was paid $300 per board meeting attended. Directors who are also officers of Algiers Bank & Trust do not receive any fees for board meetings.

     Members of the Board may participate in the Company's Management Retention and Recognition Plan, pursuant to which restricted shares of Common Stock may be awarded to directors and key employees. Shares issued under the Plan generally vest in equal 20% increments on the date of the grant and each of the next four anniversaries of the date of grant. Prior to vesting, participants under the Plan are entitled to vote, and to receive dividends in respect of, shares awarded under the Plan.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of June 4, 2001, certain information regarding the beneficial ownership of Common Stock of (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the executive officers specified herein under the caption "Executive Compensation," (iii) all directors of the Company, and (iv) all directors and executive officers of the Company as a group.

                                                                        Number of            Percent
Name of Beneficial Owner                                                Shares(1)            of Class
------------------------                                                ---------            --------
Algiers Bancorp, Inc . . . . . . . . . . . . . . . . . . . . . .        49,802(2)             9.8%
Employee Stock Ownership Plan Trust
Messrs. Dang and Minor, Trustees
# 1Westbank Expressway
New Orleans, Louisiana 70114

First Financial Fund, Inc.. . . . . . . . . . . . . . . . . . . .       34,600(3)             6.8%
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, New Jersey 07102

Tontine Financial Partners, L.P. . . . . . . . . . . . . . . . .        49,500(4)             9.8%
Tontine Overseas Associates, L.L.C.
Jeffrey L. Gendell
200 Park Avenue
New York, New York 10166

Riggs Partners LLC . . . . . . . . . . . . . . . . . . . . . . .        42,000(5)             8.3%
3945 Central Avenue
Western Springs, Illinois 60558

Ethel Mae Ibert Humphrey . . . . . . . . . . . . . . . . . . . .        28,791(6)             5.7%

Thomson, Horstmann& Bryant, Inc. . . . . . . . . . . . . . . . .        25,800(7)             5.1
Park 80 West, Plaza Two
Saddle Brook, New Jersey 07663

Thomas M. Arnold, Sr. . . . . . . . . . . . . . . . . . . . . . .          275(8)              *

Thu Dang . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,675(9)(10)          *

John H. Gary, III . . . . . . . . . . . . . . . . . . . . . . . .       15,175(10)(11)        3.0%

Janice H. Ray . . . . . . . . . . . . . . . . . . . . . . . . . .        3,800                 *

Hugh E. Humphrey, III . . . . . . . . . . . . . . . . . . . . . .        7,045(12)            1.4%

Francis M. Minor. . . . . . . . . . . . . . . . . . . . . . . . .        1,951(13)             *

Eugene J. Harris . . . . . . . . . . . . . . . . . . . . . . . .           100                 *

All directors and executive officers as a group
(7 persons). . . . . . . . . . . . . . . . . . . . . . . . . . .        31,021(14)            6.1%

* Less than 1 percent.

(1) Based upon filings made pursuant to the 1934 Act and other information known to the Company. For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of Common Stock if he directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares; or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2) The Algiers Bancorp, Inc. Employee Stock Ownership Plan Trust (the "Trust") was established pursuant to the Algiers Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") by an agreement between the Company and Messrs. Dang and Minor, who act as trustees of the plan (the "Trustees"). As of December 31, 2000, 26,689 shares of Common Stock held in the Trust were unallocated and 23,113 shares had been allocated to the accounts of participating employees or released for such allocation. Under the terms of the ESOP, the Trustees must vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares held in the ESOP will be voted by the ESOP Trustees in the same proportion for and against proposals to stockholders as the ESOP participants and beneficiaries actually vote shares of Common Stock allocated to their individual accounts. Any allocated shares that either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. The amount of Common Stock beneficially owned by directors and executive officers who serve as trustees of the ESOP and by all directors and executive officers as a group does not include the shares held by the Trust, except for the shares actually allocated to the accounts of the executive officers.

(3) First Financial Fund, Inc., an investment company, has the sole power to vote or to direct the vote of the referenced shares. Wellington Management Company, LLP, who business address is 75 State Street, Boston, Massachusetts 02109, is an investment advisor to First Financial Fund, Inc. and claims shared dispositive power with respect to the shares owned by First Financial Fund, Inc.

(4) The shares are owned of record by Tontine Financial Partners, L.P. ("TFP"). TFP is a Delaware limited partnership, and Tontine Management, L.L.C. ("TM") is a Delaware limited liability company and the general partner of TFP. Jeffrey L. Gendell is the Managing Member of TM. In such capacities, TFP, TM and Mr. Gendell share voting and dispositive power with respect to the shares owned of record by TFP.

(5) Of the shares shown, 42,000 shares are owned of record by Riggs Partners LLC ("RP LLC"). RP LLC is an Illinois limited liability company the principal business of which is investing for profit in securities and other assets. Mr. Philip J. Timyan is the Managing Member of RP LLC.

(6) Includes 9,335 shares held in Mrs. Humphrey's name. As executrix of the Estate of Hugh E. Humphrey, Jr., Mrs. Humphrey exercises voting rights with respect to the shares owned by the late Mr. Humphrey, including 3,756 shares allocated to the late Mr. Humphrey's account in the Company's ESOP.

(7) Thomson, Horstmann & Bryant, Inc. is a Delaware corporation and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(8) Includes 70 shares as to which Mr. Arnold has voting power, but does not have dispositive power.

(9) Includes 70 shares as to which Mr. Dang has voting power, but does not have dispositive power.

(10) All shares are owned jointly with the named person's spouse.

(11) Includes 70 shares as to which Mr. Gary has voting power, but does not have dispositive power.

(12) Includes 1,000 shares held in a trust for Mr. Humphrey's minor daughter, for which Mr. Humphrey is the trustee, and 3,581 shares allocated to Mr. Humphrey's account in the ESOP.

(13) Includes 1,226 shares allocated to Mr. Minor's account in the ESOP and 280 shares as to which Mr. Minor has voting power, but does not have dispositive power.

(14) Includes 4,807 shares allocated to the officers' accounts in the Company's ESOP and 490 shares as to which the respective owners of such shares have voting power, but do not have dispositive power.

        SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the 1934 Act, the Company's directors, officers and any persons holding more than 10% of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission") by specific dates. Based on representations of its directors and officers and copies of the reports that they have filed with the Commission, the Company believes that all of these filing requirements were satisfied by the Company's directors and officers in the year ended December 31, 2000, except that Mr. Harris was inadvertently late in filing a report concerning his purchase of 100 shares of the Company's Common Stock in November of 2000.

                             EXECUTIVE COMPENSATION

Executive Compensation

     The  following   table  sets  forth  certain   information   regarding  the
compensation paid by Algiers Bank & Trust Company to the named individuals for services rendered in the delineated capacities during the periods indicated.

                                                                                    Long-Term
                                                                                   Compensation
                                                 Annual Compensation             Restricted Stock      All Other
Name and Principal Position        Year     Salary     Bonus       Other(1)           Awards         Compensation(2)
---------------------------        ----     ------     -----       --------      -----------------   ---------------
Hugh E. Humphrey, Jr. (3)          2000     $22,400      -           -                -              $     602
Chairman of the Board,             1999     $53,760      -           -                -              $     16,898
President and Chief                1998     $53,760      -           -           $    9,975(4)       $     16,709
Executive Officer

Francis M. Minor (5)               2000     $60,000      -           -                -              $     7,587
Acting President and               1999     $50,000      -           -                -              $     7,343
Chief Executive Officer            1998     $50,000      -           -           $    9,975(4)             -

Eugene J. Harris (6)               2000     $28,350      -           -                -                    -
Acting President and
Chief Executive Officer

------------

(1) Perquisites and other personal benefits paid to each Named Executive Office in any of the years presented did not exceed the lesser of $50,000 or 10% of such Named Executive Officer's salary and bonus for that year.

(2) Represents the value of the shares as of year end ($7.625, $7.00 and $11.00 per share, respectively) allocated to the accounts of Messrs. Humphrey, Jr. and Minor under the Algiers Bancorp, Inc. Employee Stock Ownership Plan for the years ended December 31, 2000, 1999 and 1998. For each of these years Mr. Humphrey was allocated 79, 2,414 and 1,519 shares, respectively, and Mr. Minor was allocated 995, 1,049 and 0 shares, respectively.

(3) Mr. Humphrey, Jr. resigned as Chairman of the Board, President and Chief Executive Officer in March 2000.

(4) Represents the value on May 1, 1998, the date of grant, of 700 shares of restricted stock awarded to Messrs. Humphrey and Minor under the Company's Management Retention Plan. Under this Plan, all such shares vest in equal 20% increments on the date of grant and each of the next four anniversaries of the date of the grant. Prior to vesting, recipients of shares under the Plan are entitled to vote, and to receive dividends in respect of, shares awarded under the Plan.

(5) Mr. Minor served as Acting President and Chief Executive Officer from March 2000 to November 2000.

(6) Mr. Harris served as the Acting President and Interim Chief Executive Officer of the Company from November 2000 to March 2001, at which time he became President and Chief Executive Officer.

Employment Agreements

     The Company and Algiers Bank & Trust (collectively, the "Employers") entered into an employment agreement with Mr. Humphrey, Jr. in connection with the conversion of the institution from mutual to stock form on July 8, 1996. This employment agreement was in effect from that time until Mr. Humphrey, Jr.'s resignation as the Company's Chairman of the Board, President and Chief Executive Officer in March 2000. Under that agreement, the Employers agreed to employ Mr. Humphrey, Jr. for a term of three years at an initial salary of $53,760. At least 30 days prior to each annual anniversary date of the employment agreement, the Boards of Directors of the Company and Algiers Bank & Trust could determine whether or not to extend the term of the agreement for one additional year. Any party to the agreement could choose not to extend the agreement for an additional year by providing written notice at least 30 days prior to any annual anniversary date. Prior to his resignation, Mr. Humphrey, Jr.'s agreement had been extended to July 7, 2001. Upon Mr. Humphrey, Jr.'s resignation, the agreement was terminated without any further liability on the part of the Company.

Certain Transactions

     The estate of the late Mr. Humphrey, Jr., the former Chairman of the Board, President and Chief Executive Officer of the Company, and his wife own Algiers Bank & Trust's main office building and lease the building to Algiers Bank & Trust. Prior to April 1, 1996, the lease was for a 30-year term expiring in September 1997, and the rent was $33,000 per year, subject to increase to $82,000 per year at the discretion of the late Mr. Humphrey, Jr. Effective April 1, 1996, Algiers Bank & Trust entered into a new 10-year lease with the late Mr. Humphrey, Jr. and his wife, and the rent is $45,000 for the first five years of the new lease. The rent will increase during the second five years of the new lease at a rate equal to the rate of increase in the consumer price index, but the rent will not decrease if the consumer price index decreases. The new lease may be renewed at the option of Algiers Bank & Trust for two additional 10-year periods. Under both the old lease and the new lease, Algiers Bank & Trust pays all taxes, insurance and maintenance costs.

     Harold A. Buchler, Jr., a partner in the law firm of Buchler & Buchler is the brother-in- law of Mr. Humphrey, III, and Mrs. Ray, and the son-in-law of the late Mr. Humphrey, Jr. During 2000, Buchler & Buchler received an annual retainer of $12,000 from Algiers Bank & Trust, and approximately $7,785 in connection with real estate loan closings. Most of the closing fees were paid by the borrowers rather than Algiers Bank & Trust. Management believes that the above transactions were on terms at least as favorable to Algiers Bank & Trust as could be obtained from unaffiliated third parties.

Indebtedness of Management

     Algiers Bank & Trust, in the ordinary course of business, makes available to its directors, officers and employees mortgage loans on their primary residences and other types of loans. Such loans are made on the same terms as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At December 31, 2000, Algiers Bank & Trust's outstanding loans to directors and executive officers of Algiers Bank & Trust, or members of their immediate families, totaled in the aggregate approximately $106,000.

                                  PROPOSAL TWO:

                              SHAREHOLDER PROPOSAL

     The Company has received a non-binding shareholder proposal. The proposal was submitted by Riggs Partners, LLC 3945 Central Avenue, Western Springs, Illinois, 60558, through its Managing Member, Mr. Philip J. Timyan.

     Following the rules of the Securities and Exchange Commission, we are reprinting the proposal and supporting statement as they were submitted to us. We take no responsibility for them. On request, the Secretary of the Company will provide information about the shareholdings of the proposal's sponsor.

     The Board recommends you vote AGAINST this proposal for the reasons we give following the proposal.

Proposal

     "RESOLVED, that the stockholders of the Company, believing that the value of their investment in the Company can best be maximized through a sale of the Company, hereby request that the Board of Directors promptly proceed to effect such a sale by (i) retaining a nationally recognized investment banking firm for the specific purpose of soliciting offers to acquire the Company by way of merger, asset sale or other and (ii) establishing a committee of the Board of Directors consisting of directors, who are not current or former officers or employees of the Company or related by blood or marriage to a current or former officer or employee of the Company, and who otherwise qualify as independent directors, to consider and recommend to the full Board of Directors for approval the best available offer to acquire the Company."

Supporting Statement

     "Riggs believes that it is unlikely that the Company can presently operate profitably or that shareholders will receive an acceptable return on their investment in the foreseeable future through Company operations and that the Company should therefore take advantage of the rapid consolidation occurring in the banking industry by selling the Company. According to SNL Securities, an industry publication, the average multiple received in announced savings and loan mergers nationwide for the last two quarters of 2000 was 141% times book value. At that multiple, Algiers stockholders would receive approximately $19.37 per share (based on the Company's September 30, 2000 book value). While, unlike Algiers, most of the banks involved in the survey were profitable, any premium to Algiers' book value would be a vast improvement to Algiers' current market price. Therefore, Riggs has submitted a proposal for consideration by shareholders requesting that the Company retain an investment baking firm for the purpose of soliciting offers to acquire the Company.

     Since the company's $10.00 per share initial public offering ("IPO") in 1996, its book value per share has declined from $14.50 to $13.74 as of September 30, 2000, in spite of management's opportunities to repurchase stock in the open market at prices below book value. Now that the Company has been issued a "Cease and Desist" order by the Office of Thrift Supervision due to management's failure to comply with its regulatory responsibilities, the potential for the company to enhance shareholder value by repurchasing shares is no longer likely to be an option. In addition, the added expense associated with complying with the "Cease and Desist" order make it unlikely that the Company can operate profitably or that shareholders can expect an acceptable return on their investment in the Company. Indeed, almost five years have passed since the IPO and the stock remains mired below the IPO price.

     Riggs is submitting this proposal, and seeking the sale for the Company, as a concerned shareholder who believes that the best opportunity for long-term shareholders to realize any return on their investment is to sell the Company. Accordingly, Riggs urges its fellow shareholders to vote FOR this proposal."

     The Board of Directors recommends that you vote AGAINST the stockholder proposal for the following reasons:

     The Board of Directors is firmly committed to protecting and enhancing shareholder value and believes that it acts in the best interests of ALL shareholders in accordance with its fiduciary duties.

     Over the past year, the Company has undergone a substantial restructuring and recruitment of management which has resulted in strong leadership and highly qualified bank officers committed to effective lending practices and regulatory compliance. The Company is in the process of modernizing its credit facilities and its physical locations. Management is in the process of reorganizing the bank's balance sheet and attempting to increase loans. The Board of Directors has undertaken these actions to create the foundation for sustained earnings growth believing that the long-term benefits will outweigh the short-term expenses.

     The Board regularly reviews, with the assistance of outside advisors, its strategic focus and regularly considers actions that may be taken to protect long-term value. Because the Board is open to the full range of strategic options which may allow the Company' shareholders to realize the intrinsic long-term value of the Company, an independent committee consisting of Messrs. Arnold, Gary and Dang was constituted in March of this year and charged with determining whether now is the time for the Company to be sold.

     In its investigations and deliberations, the independent committee looked to, among other things, the relevant factors set forth in Louisiana law. The independent committee ultimately concluded that now is not the time for the Company to be sold, and after appropriate consideration, the Board of Directors came to the belief that it would be very unfortunate for shareholders if the Company sacrificed its long-term business strategy for pursuit of a short-term gain that may or may not be obtainable given current market conditions and other considerations.

     The Board is concerned that the adoption of the stockholder proposal could undermine the Company, and would thus be detrimental to the financial interests of the Company and the shareholders. Although the stockholder proposal does not require the Board to take any action, the Board believes that its adoption would result in uncertainty regarding the Company's future that would adversely affect its ability to retain and attract customers and its ability to retain and attract personnel, as well as its ability to enter into arrangements or alliances with third parties. The Board of Directors also believes that the adoption of the stockholder proposal could adversely affect its ability to affect a strategic merger or sale of the Company on the most favorable terms possible to shareholders if such a course of action were determined to be appropriate. A company's decision to pursue a strategic transaction involves consideration of a set of complex factors including the evaluation of the economic prospects and the impact of market and industry conditions on the timing of the transaction. The Board feels that passage and implementation of the stockholder proposal would give the impression to potential acquirers that the Company's shareholders would like the Company to accept the highest offer - even if only one offer is made. The Board believes it is unfair to shareholders to be forced to enter into negotiations in a distressed sale posture and that a forced sale mentality will not result in the best potential return to shareholders. The stockholder proposal appears to urge immediate action on the part of the Board. Given the internal reorganization of manage-ment and the growth prospects of the Company, the Board believes it is not likely that immediate action will constitute the most probable avenue by which the shareholders may realize the intrinsic long-term value of the Company.

     The Board also believes the proposal would disrupt the business operations of the Company and that it would be counterproductive to divert management time and attention from ongoing operations in an effort to attract and evaluate, in a short time period, potential acquisition candidates. If no fair purchase offer materializes or is consummated, it is the opinion of the Board that management's focus on such short-term issues puts the Company's long-term strategic position at risk. In addition, a forced sale strategy may engender uncertainty in the minds of employees, customers, suppliers and business partners of the Company and may damage these relationships. As a result, the Company's business may be impaired. The Company is a community oriented financial institution that has developed a working relationship with many of its customers. It is the belief of the Board that approval of the stockholder proposal would disrupt these relationships, adversely affecting the Company's ability to conduct its business in the normal manner. Approval of the stockholder proposal may confuse the Company's customers as to future ownership of the Company. In addition, approval of the shareholder proposal may disrupt the employees of the Company. Such disruption could adversely affect the Company's effectiveness and ability to provide its services. Approval of the stockholder proposal could cause the marketplace to mistakenly believe that the Company will be sold and could adversely affect and increase the volatility of the Company's stock. In seeking to maximize the long-term shareholder value, the Board does not believe that it is in the best interests of shareholders to take action that in our view may disrupt the price of the common stock in the short-term possibly due to market confusion regarding an acquisition of the Company.

     For the reasons explained above, your Board of Directors recommends that you vote AGAINST the stockholder proposal.

                                 PROPOSAL THREE:

                     RATIFICATION OF APPOINTMENT OF AUDITORS

     Shareholders of the Company are being asked to ratify the Company's appointment of LaPorte, Sehrt, Romig & Hand as its independent auditors for the year ending December 31, 2001, as described below.

     The firm of LaPorte, Sehrt, Romig & Hand, certified public accountants, served as the Company's independent auditors for the year ended December 31, 2000. The Board of Directors has appointed LaPorte, Sehrt, Romig & Hand as independent auditors for the Company for the year ending December 31, 2001. Although the appointment of independent auditors does not require approval by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change the independent auditors at any time notwithstanding shareholder approval.

     Representatives of LaPorte, Sehrt, Romig & Hand will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Committee Report

     The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the Company's independent accountant, the independent accountant's independence. Based on the review and discussion referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for fiscal year 2000 for filing with the Securities and Exchange Commission.

   Submitted by the Audit Committee of the Company's Board of Directors.
   ---------------------------------------------------------------------
   Thomas M. Arnold, Sr.        Thu Dang              John H. Gary, III

Auditors Fees

     The aggregate amount of fees billed by LaPorte, Sehrt, Romig & Hand for its audit of the Company's annual financial statements for 2000 and for its reviews of the Company's unaudited interim financial statements included in reports filed by the Company under the 1934 Act during 2000 was $54,023.

Financial Information Systems Design and Implementation

     The Company did not engage or pay any fees to LaPorte, Sehrt, Romig & Hand with respect to the provision of financial information systems design and implementation services during 2000.

All Other Fees

     The aggregate amount of fees billed by LaPorte, Sehrt, Romig & Hand for all other services rendered to the Company during 2000 was $11,550. The majority of these services consisted of preparing federal and state income tax returns and other tax-related services.

     The Board of Directors recommends that you vote FOR the ratification of the appointment of LaPorte, Sehrt, Romig & Hand as independent auditors for the fiscal year ending December 31, 2001.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in July 2002, must be received at the principal executive offices of the Company, #1 Westbank Expressway, New Orleans, Louisiana 70114, Attention: Janice H. Ray, Secretary, no later than February 23, 2002. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested. Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the 1934 Act may be brought before an annual meeting provided that the requirements set forth in
Article 9.D of the Company's Articles of Incorporation are satisfied in a timely manner. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of the proxy materials by the Company for the immediately preceding annual meeting.

                                 ANNUAL REPORTS

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2000 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

     Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company's annual report on form 10-KSB for the year ended December 31, 2000 and a list of the exhibits thereto required to be filed with the commission under the Securities Exchange Act of 1934. Such written request should be directed to Janice H. Ray, secretary, Algiers Bancorp, Inc., # 1 Westbank Expressway, New Orleans, Louisiana 70114. The form 10- KSB is not part of the proxy solicitation materials.

                                  OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as a director if either of the nominees named herein is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

     Your vote is important! We urge you to sign and date the enclosed proxy card and return it today in the enclosed postage-paid envelope.


                                   By Order of the Board of Directors

                                   /s/ Janice H. Ray

                                   Janice H. Ray, Secretary




New Orleans, Louisiana
June 12, 2001

   PLEASE MARK VOTES
X  AS IN THIS EXAMPLE

                                REVOCABLE PROXY
                              ALGIERS BANCORP, INC.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS OF ALGIERS BANCORP, INC.

     The undersigned hereby appoints the Board of Directors of Algiers Bancorp, Inc. (the "Company"), or any successors thereto, as proxies, with full power of substitution, to represent and to vote as designated below, all shares of Common Stock of the Company held of record by the undersigned on June 4, 2001 at the Annual Meeting of Stockholders to be held on July 6, 2001, or any adjournment thereof.

1.   ELECTION OF DIRECTORS
     John H. Gary, III and Thu Dang

                                                For All
             For              Withhold          Except
             [_]                [_]               [_]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

DIRECTORS     2.   Ratify the non-binding shareholder proposal of Riggs
RECOMMEND          Partnership, LLC.
"AGAINST"

                      For           Against          Abstain
                      [_]             [_]              [_]

3. Ratify the appointment of LaPorte, Sehrt, Romig and Hand as the Company's independent public accountants for 2001.

                  For           Against          Abstain
                  [_]             [_]              [_]

4. In their discretion, to transaction such other business as may properly come before the meeting and any adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE, FOR PROPOSAL 3, AND AGAINST PROPOSAL 2.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED ABOVE, FOR PROPOSAL 3, AND AGAINST PROPOSAL 2. THE PROXY HOLDERS NAMED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

     PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


                                       _________________________________________
  Please be sure to sign and date      Date
   this Proxy in the box below.
________________________________________________________________________________



________Stockholder sign above_________Co-holder (if any) sign above____________


=> Detach above card, sign, date and mail in postage paid envelope provided. =>

                              ALGIERS BANCORP, INC.

--------------------------------------------------------------------------------
                       PLEASE MARK, SIGN, DATE AND RETURN
                THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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